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                                   MEMORANDUM
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TO:       ALL OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE EMCORE CORPORATION
          6+1 EXCHANGE OFFER

FROM:     MICHAEL O'SULLIVAN
          ASSISTANT GENERAL COUNSEL

SUBJECT:  ERRATA

DATE:     10/22/02



     In order to clarify issues raised by employees that have come up since the 6+1 Exchange Offer materials were circulated, and to address changes requested by the SEC, we have made the following changes to the documents. Please note that you do not need to do anything additional - the documents you received in the mail are still valid, you do not need to obtain new versions. These changes are deemed to have been made to your documents.


GENERAL:

     1) The references to an attachment to the Letter of Transmittal have been deleted. There is no such attachment; if you wish to exchange only some of your options, you must indicate the options you wish to exchange on the signature page to the Letter of Transmittal in the space provided.


OFFER TO EXCHANGE:

     1) Q15 (Page 4): The phrase "the exercise of" has been deleted from the last sentence. It now reads in full:

          In any event, you should be aware that as is required by the Internal Revenue Code, if you receive options otherwise qualifying as incentive stock options that are initially exercisable in any calendar year for shares of common stock that exceed $100,000 in fair market value when the options were granted, such options will be treated as non-qualified stock options to the extent of such excess.

     2) Q16 (Page 4): In the seventh sentence, the term "final regulations" has been replaced with "final guidance". A corresponding change has also been made to the fifth paragraph of Section 13 (Page 26).

     3) Section 3 (Page 12): We have clarified that if Emcore grants any waivers or makes any exceptions, we will do so for all participants.



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     4) Section 6 (Page 14): The fifth bullet point, which had read, "materially impair the benefits . . ." now reads:

          result in all of the new options being subject to variable accounting treatment, with the result that Emcore could have to recognize additional non-cash compensation expenses on our statement of operations; or

     5) Section 6 (Page 15): The second to last bullet point, which had read, "any change or changes occur. . ." now reads:

          any occurrence that would, in our reasonable judgment, have a material and adverse effect on our business, condition (financial or other), assets, income, operations or prospects; or

     6) Section 9 (page 24): The column under June 30, 2001 for balance sheet date should read as follows:

Working capital (deficiency)...................$208,333
Total assets....................................424,718
Long-term liabilities...........................176,627
Redeemable convertible preferred stock..........     --
Shareholders' equity............................198,106


     7) Section 11 (page 25): The last words of the Section now read, "after March 30, 2002" not "prior to March 30, 2002".

     8) Section 13 (Pages 25-26): The last two sentences of the third paragraph have been changed to read as follows:

          If you exchange your incentive stock options and we accept your incentive stock options, any new options you are granted will qualify as incentive stock to the maximum extent permitted by law. To the extent that you receive new options that are not incentive stock options, you should refer to the discussion below under "U.S. Federal Income Tax Consequences of Nonqualified Stock Options" for a general discussion of the U.S. federal income tax treatment of your new options.


LETTER OF TRANSMITTAL:

          1) The last sentence on page 3, which had read "I have read and agree to all of the terms and conditions of the Offer" has been deleted. Please note that this change will be deemed to have been made to the letter of transmittal you have already received - you do not need to make the change yourself.








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